Exhibit 10.4
SECOND AMENDMENT TO LEASE
     This Second Amendment to Lease (this “Second Amendment”), made as of the 26th day of June, 2009, by and between ARE-MA REGION NO. 28, LLC, a Delaware limited liability company (“Landlord”) and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
WITNESSETH :
     WHEREAS, Landlord and Tenant are parties to a Lease dated as of September 26, 2003, as amended by a First Amendment to Lease dated March 16, 2006 between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant) (as so amended, the “Lease”); and
     WHEREAS, pursuant to the Lease, Landlord leases to Tenant certain premises within the building known and numbered as 300 Third Street, Cambridge, Massachusetts (the “Building”), which premises include but are not limited to space on the third and fourth floors of the Building and are more particularly described in the Lease; and
     WHEREAS, Tenant subleases a portion of the second floor pursuant to a Sublease dated as of September 8, 2006 (the “Sublease”) between Archemix Corp. (“Archemix”) as sublandlord, and Tenant as subtenant (as successor to Momenta Pharmaceuticals, Inc. (“Momenta”) pursuant to that certain Assignment, Assumption and Consent Agreement; and First Amendment to Sublease dated October 31, 2007 by and among Tenant, Archemix and Momenta); and
     WHEREAS, Tenant desires to terminate the Sublease and add to the Premises demised under the Lease the space on the second floor consisting of approximately 33,022 square feet (the “Second Floor Premises”) and the chemical storage room on Level P-1 consisting of approximately 507 square feet (the “507 SF Chemical Storage Room,” which together with the Second Floor Premises is referred to herein as the “Additional Premises”) and otherwise to amend the Lease in certain particulars; and
     WHEREAS, Landlord and Tenant have agreed to amend the Lease in certain particulars to accomplish the foregoing and other matters set forth herein as more particularly provided below.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
     1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Lease. In the event of any inconsistency between the Lease and this Second Amendment, the provisions of this Second Amendment shall control, and all other provisions of the Lease shall remain in full force and effect.
     2. Additional Premises Commencement Date. The Effective Date and the Rent Commencement Date with respect to the Additional Premises shall be July 1, 2009 (the “Additional Premises Commencement Date”).
     3. Modifications to Lease. Effective as of the Additional Premises Commencement Date, the Lease is hereby modified as follows:
(a)	Article 1D entitled “Premises” is hereby deleted in its entirety and replaced with the following:

D.	Premises:	Square feet (Rentable): A total of approximately 95,410 comprised of 33,022 square feet on Level 02 (the “Second Floor Premises”), 32,537 square feet on Level 03 (the “Third Floor Premises”), 28,428 square feet on Level 04 (the “Fourth Floor Premises”), 366 square feet relating to the rooftop penthouse, 185 square feet relating to the acid neutralization room, 365 square feet relating to one Level P-1 chemical storage room (the “365 SF Chemical Storage Room”) and 507 square feet relating to a second Level P-1 chemical storage room (the “507 SF Chemical Storage Room”) (the rooftop penthouse, acid neutralization room, 365 SF Chemical Storage Room and 507 SF Chemical Storage Room are hereinafter collectively referred to as the “Peripheral Spaces”).
(b)	The Additional Premises and the 507 SF Chemical Storage Room are shown on Exhibit A attached hereto and made a part hereof, which Exhibit A is hereby attached to and made a part of the Lease.

(c)	Article 1F entitled “Landlord’s Address” is hereby deleted in its entirety and replaced with the following:

F.	Landlord’s Address:	Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard, Suite 299
Pasadena, CA 91101
Attention: Corporate Secretary
(d)	Article 1G entitled “Building Manager/Address” is hereby deleted, and any notices or other communications to be sent to the Building Manager shall be sent to the Landlord at the Landlord’s Address.

(e)	Article 1I entitled “Expiration Date” is hereby deleted in its entirety and replaced with the following:

I.	Expiration Date:	September 30, 2016
The foregoing amendment to the Expiration Date shall operate to extend the Original Term, and Tenant shall continue to have two options to extend the Term as set forth in the second paragraph of Article 2 of the Lease, provided that 95% of “Fair Market Rent” shall be: (i) for the first Extended Term, determined in the manner as set forth in Article 2 of the Lease, and (ii) for the second Extended Term, no less than the Monthly Rent and Parking Fee, as applicable, for the 12-month period ending on the last day of the first Extended Term.

(f)	Article 1J is hereby deleted in its entirety and replaced with the following:

J.	Security Deposit:	None.
(g)	Landlord shall return to Tenant the Security Deposit held by Landlord pursuant to Article 23 of the Lease, and promptly upon execution of this Second Amendment by Landlord and Tenant, Landlord shall submit the original letter of credit held by Landlord as the Security Deposit under the Lease to the issuing bank with a notice of cancellation of such letter of credit.

(h)	Article 1K entitled “Monthly Rent” is hereby amended so that beginning on the Additional Premises Commencement Date the Monthly Rent for the entire Premises shall be as set forth in the table below:
[Second Amendment continues on next page]

	ANNUAL	MONTHLY	RATE PER SQUARE
PERIOD	RENT	RENT	FOOT[1]
July 1, 2009 through October 9, 2011	$3,726,715	$310,560	Set forth in Footnote 1 below
October 10, 2011 through September 30, 2012	$3,912,764	$326,064	$41.01 per square foot
October 1, 2012 through September 30, 2013	$4,069,237	$339,103	$42.65 per square foot
October 1, 2013 through September 30, 2014	$4,232,388	$352,699	$44.36 per square foot
October 1, 2014 through September 30, 2015	$4,401,263	$366,772	$46.13 per square foot
October 1, 2015 through September 30, 2016	$4,577,772	$381,481	$47.98 per square foot
(i)	The first sentence of Article 1N of the Lease is hereby deleted and replaced with the following (it being understood that the second sentence of Article 1N is unchanged):

N.	Tenant’s Pro Rata Share:	72.48%
(j)	Article 1R entitled “Parking Fee/Parking Spaces” is hereby deleted in its entirety and replaced with the following:

R.	Parking Fee:	Fair market parking rates, as adjusted from time to time. As of the Additional Premises

[1]	The rental rates per square foot for the portions of the Premises for the period from July 1, 2009 through October 9, 2011 are as set forth below:

PORTION OF PREMISES	RATE PER SQUARE FOOT
Level 03, Suite 300	$45.50
Roof and Chem. Suite 300A	$45.50
Level 04, Suite 401	$45.50
Suite 402 (First Amendment)	$11.95
Level 02, Suite 200 and 507 SF Chemical Storage Room	$45.00

Commencement Date the Parking Fee shall be $215 per space per month, subject to future adjustment in accordance with the Lease.

Parking Spaces:	102 non-reserved spaces.
(k)	Article 2 of the Lease is hereby amended to insert the following sentence into the sixth paragraph of Article 2, after the sentence that ends with the phrase “in each case also referred to below collectively as ‘Fair Market Rent’”:

Landlord and Tenant agree that 95% of “Fair Market Rent” shall be: (i) for the first Extended Term, determined in the manner as set forth in this Article 2, and (ii) for the second Extended Term, no less than the Monthly Rent and Parking Fee, as applicable, for the 12-month period ending on the last day of the first Extended Term.

(l)	Article 14 of the Lease is hereby amended to add the following as the new second, third and fourth paragraphs of Article 14:

At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises at the expiration or earlier termination of the Term, free from any Hazardous Materials as required under Article 27B of this Lease (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or any of Tenant’s agents, employees, invitees and contractors with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord such additional non-proprietary information concerning Tenant’s use of Hazardous Materials as Landlord shall reasonably request.

On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any Hazardous Materials as required under Article 27B of this Lease. Landlord shall have the right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. If Tenant shall fail to prepare or submit a Surrender

Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any Hazardous Materials in the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises are surrendered free from any Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent.

(m)	The following shall be added as a new Article 32 of the Lease:
Article 32.
Expansion to First Floor
     (a) Right of First Offer. The approximately 34,521 rentable square feet located on the first floor of the Building and portions of Levels P-1 and P-2 of the Building and shown on Exhibit B attached hereto and made a part hereof (collectively, the “ROFO Space”) is currently leased to Archemix under a Lease between Landlord and Archemix dated April 11, 2005, as amended by a First Amendment to Lease dated July 9, 2006 and a Second Amendment to Lease dated October 31, 2007 (as amended, the “Archemix Lease”). In the event that: (i) Archemix notifies Landlord of its exercise of its right to terminate the Archemix Lease on or before the deadline for such notice as set forth in the Archemix Lease, (ii) Landlord terminates the Archemix Lease for any reason, or (iii) Archemix vacates the ROFO Space for any reason, then Landlord shall notify Tenant of the availability of the ROFO Space (the “Expansion Notice”), and subject to the terms and conditions of this Article 32, Tenant shall have the right of first offer to lease the ROFO Space for the balance of the Term of this Lease after Archemix has vacated the ROFO Space at a rental rate for such ROFO Space equal to the “Rate Per Square Foot” for the Premises as set forth in Article 1K of this Lease for the applicable time periods as set forth in Article 1K and otherwise on the same terms and conditions as this Lease (the “Right of First Offer”); provided, however, that if as of the date that the ROFO Space is available as specified in Landlord’s notice fewer than 18 months remain in the Term of this Lease, then as a condition to the exercise of the Right of First Offer Tenant shall be required to exercise its right to extend the Term of this Lease for an additional 5-year period as set forth in Article 2 of this Lease. Tenant shall have 15 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Right of First Offer. If Tenant fails to deliver notice accepting the terms of the Expansion Notice within such 15-business-day period, Tenant shall be deemed to have waived its right to lease such ROFO Space.
     (b) Lease Amendment. After Tenant delivers notice accepting the terms of the Expansion Notice within such 15-day period, the parties shall enter into an amendment to this Lease within 60 days from the date of the Expansion Notice; provided that Landlord tenders to Tenant an amendment to this Lease setting forth the terms for the rental of the ROFO Space consistent with those set forth in the Expansion Notice and otherwise consistent with this Lease. If such amendment is not so executed within such 60-day period, Tenant shall be deemed to have waived its right to lease such ROFO Space.
     (c) Exceptions. Notwithstanding the provisions of this Article 32, Landlord may elect not to lease the ROFO Space to Tenant, and in such event Tenant shall not be entitled to lease the ROFO Space:
i. during any period of time that Tenant is in “Material Default” (as defined below in Article 32(d)) under the Lease beyond applicable cure periods; or
ii. if Tenant has been in default (whether or not in Material Default) under any provision of the Lease 3 or more times, whether or not any such defaults are cured, during the 12 month period prior to the date of Landlord’s Expansion Notice.
     (d) Termination. The Right of First Offer shall terminate and be of no further force or effect at the election of Landlord, even after Tenant’s due and timely exercise of the Right of First Offer, if, after such exercise, but prior to the commencement date of the lease with respect to the ROFO Space, (i) Tenant fails to cure any Material Default by Tenant under the Lease within the applicable time period set forth in the Lease for said cure; or (ii) three or more defaults (whether or not Material Defaults) by Tenant have occurred under the Lease during the period from the date of the exercise of the Right of First Offer to the date of the commencement of the lease of the ROFO Space, whether or not such defaults are cured. For purposes of this Article 32, a “Material Default” shall be any of the occurrences listed in Article 19A(a) through (g) or Article 19A(i) of the Lease or a breach of any of Tenant’s obligations under Article 27 of the Lease.
     (e) Rights Personal. The Right of First Offer is personal to Tenant and may be assigned only in connection with an assignment or sublease described in Article 16B of this Lease or an assignment or sublease for which Landlord gives its consent pursuant to Article 16 of the Lease.
     (f) No Extension of Time. The period of time within which any Right of First Offer may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Offer.
     4. Condition of Additional Premises. Tenant acknowledges and agrees that no promise of Landlord to alter, remodel, repair or improve the Additional Premises and no representation, either expressed or implied, respecting any matter or thing relating to the Additional Premises (including the condition of the Additional Premises) has been made by Landlord to Tenant. The Additional Premises shall be delivered by Landlord and accepted by Tenant in “as is” condition. Tenant acknowledges and agrees that prior to the date of this

Second Amendment it has been in occupancy of the Additional Premises pursuant to the Sublease and as such is familiar with the condition of the Additional Premises. The taking of possession of the Premises by Tenant pursuant to this Second Amendment shall conclusively establish that the Additional Premises were at such time in satisfactory condition, subject to Landlord’s continuing obligations to provide services pursuant to the terms of the Lease.
     5. Work to be Performed by Tenant. Tenant shall perform, at its sole cost and expense, the Tenant Improvements to the Additional Premises and such other premises as described below in accordance with the terms and provisions contained in Exhibit C hereto and shall reimburse Archemix as described in Section 5(iii) below. Such Tenant Improvements shall include, in addition to any other work described on the plans submitted for Landlord approval pursuant to Exhibit C, the following Tenant Improvements necessary to demise the Additional Premises to Tenant (the “Demising Work”), which Demising Work shall be completed by Tenant on or before the date that Tenant occupies the Additional Premises for the conduct of its business pursuant to this Second Amendment, or such earlier date as may be set forth below:
(i) Reconfiguration of the acid waste neutralization system such that effluents of Tenant and other parties shall not be mixed, including disconnection of the acid waste neutralization system currently serving the Second Floor Premises and connection of the Second Floor Premises to the existing acid waste neutralization system currently serving Tenant’s existing Premises on the third and fourth floors;
(ii) Removal of the transmitting spiral staircase that serves only the first and second floors of the Building, including without limitation restoration of the floor of the Second Floor Premises and ceiling of the premises located on the first floor of the Building to their respective conditions prior to the installation of such transmitting staircase and with finishes to match the finishes of the respective existing improvements in the Second Floor Premises and the premises located on the first floor of the Building. Tenant shall execute such agreements as may reasonably be required by Archemix prior to commencement of work on the removal of such staircase, a copy of which agreements shall be provided to Landlord;
(iii) Re-feeding of the electrical feeds from the two electrical panels currently in the Second Floor Premises (the “Second Floor Electrical Feeds”) so that they are connected to Tenant’s electrical system currently serving the third and fourth floor and to Tenant’s generator. Tenant shall reimburse Archemix upon demand for the costs incurred by Archemix to remove the Second Floor Electrical Feeds so that the Second Floor Premises are disconnected from the UPS and stand-by generator maintained by Archemix.
(iv) Re-assignment of the existing separate utility meters so that the Second Floor Premises meters will be assigned to Tenant effective July 1, 2009, and installation of a 480-120/208 75kva transformer and related electrical work; and

(v) Installation of a new HVAC make-up air system to segregate Tenant’s make-up air from the Archemix air system in the 507 SF Chemical Storage Room.
     6. Conditions. This Second Amendment shall be subject to the conditions precedent that as of June 30, 2009, (i) Tenant and Archemix shall have actually entered into an agreement that terminates the Sublease prior to the Additional Premises Commencement Date, and (ii) Landlord and Archemix shall have actually entered into an amendment of the Archemix Lease that, among other things, terminates the Archemix Lease prior to the Additional Premises Commencement Date, which amendment shall be satisfactory to Landlord in its sole discretion. Landlord may, in its sole discretion, extend the June 30, 2009 date but shall not be under any obligation to do so.
     7. Ratification of Lease; Effect of Second Amendment. The Lease, as amended by this Second Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the Lease, as amended by this Second Amendment, shall continue in full force and effect from and after the date hereof and throughout the Term. This Second Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Second Amendment, the Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant acknowledges and agrees that the Lease, as amended by this Second Amendment, is enforceable against Tenant in accordance with its terms. The Lease and this Second Amendment shall be construed together as a single instrument. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing signed by the parties hereto.
     8. No Defaults, Counterclaims or Rights of Offset; Release of Landlord. Tenant hereby warrants and represents that, to its knowledge, as of the date of the execution of this Second Amendment by Tenant, there are no defaults under the Lease in respect of Landlord’s performance thereunder and there exist no defenses, counterclaims or rights of offset with respect thereto. Tenant, for itself, its officers, directors, members, shareholders and their respective legal representatives, successors and assigns, does hereby absolutely and irrevocably waive, remise, release and forever discharge Landlord, its successors, assigns, partners, employees, affiliates, attorneys and agents, of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, for items or matters that Tenant could have been aware of or known about, through and including the date of execution and delivery of this Second Amendment in connection with or relating to the Lease or the transactions contemplated hereby. Nothing contained in this paragraph shall be construed to release Tenant from its obligations under the Lease throughout the Term of the Lease (including the Extended Term, if any).

     9. Brokers. Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent in procuring this Second Amendment except for Richards Barry Joyce & Partners (the “Broker”). Tenant and Landlord represent and warrant to each other that (except with respect to the Meredith & Grew, with whom Palm, Inc. previously entered into a separate brokerage agreement and Landlord shall have no liability or obligation to Broker whatsoever in connection therewith) no broker, agent, commission salesperson, or other person has represented it in the negotiations for and procurement of this Second Amendment and of the Additional Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person. Tenant and Landlord agree to indemnify and hold harmless each other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in this paragraph.
     10. Successors and Assigns. This Second Amendment shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     11. Counterparts. This Second Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR THE FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first written above.

TENANT: ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ Patricia L. Allen
	Name:	Patricia L. Allen
	Title:	VP, Finance & Treasurer

LANDLORD: ARE-MA REGION NO. 28, LLC, a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited liability company, its member

By:	ARE-QRS Corp., a Maryland corporation,
its general partner

By:	/s/ Jackie Clem
	Name:	Jackie Clem
	Title:	VP — RE Legal Affairs

EXHIBIT A
Drawings Showing Second Floor Premises and
507 SF Chemical Storage Room

EXHIBIT A
Drawings Showing Second Floor Premises and
507 SF Chemical Storage Room

507 SF Chemical Storage Room
Alnylam

Exhibit A to Second Amendment
Page 2 of 2

EXHIBIT B
Drawings Showing ROFO Space (3 pages)

Alnylam Pharmaceuticals ROFO Space
300 Third Street First Level

Building Common Area

First Level ROFO Space

Exhibit B to Second Amendment
Page 1 of 3

MAIN ELECTRIC ROOM
Archemix Occupied Spa
Alnylam Occupied Space

P1 ROFO Space

Alnylam Pharmaceuticals
Parking Level P1 ROFO Space

Exhibit B to Second Amendment
Page 2 of 3

Alnylam
Alnylam
Pharmaceuticals
ROFO Space P2

300 Third St Parking Level 2, Partial View

Exhibit B to Second Amendment
Page 3 of 3

EXHIBIT C
Tenant’s Work
     1. (a) Tenant shall, on or before the date that is 7 business days after the date hereof, at Tenant’s expense, submit to Landlord final and complete dimensioned and detailed plans and drawings for the Demising Work and any partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical circuitry plans and any and all other information as may be reasonably necessary to complete the construction of improvements that Tenant desires to make to the Second Floor Premises and/or 507 SF Chemical Storage Room in accordance with this Exhibit C (such plans are collectively referred to herein as “Tenant’s Plans”). The partition layout, and ceiling and lighting layout plans shall be 1’0” = 1/8” scale. Tenant shall submit Tenant’s Plans and any other plans required by this Exhibit C to Landlord in form, quality and quantity acceptable for the purposes of filing for a building permit with the Building Department of the City, and such plans shall be signed and sealed by an architect licensed in the Commonwealth of Massachusetts;
          (b) Landlord shall review Tenant’s Plans as soon as reasonably possible and designate by notice to Tenant, within 3 business days for the Demising Work and 7 business days for other Tenant improvements shown on Tenant’s Plans, the specific changes required to be made to Tenant’s Plans, which Tenant shall make within three (3) business days of receipt. This procedure shall be repeated until Tenant’s Plans are finally approved by Landlord.
          (c) Any architect or designer acting for or on behalf of Tenant shall be deemed an agent of and authorized to bind Tenant in all respects.
          (d) All plans, drawings and specifications with respect to the Additional Premises and/or the Demising Work required to be submitted by Tenant to Landlord shall comply with and conform to the Building plans filed with the Department of Buildings, Building standard specifications (the receipt of which Tenant hereby acknowledges) and with all the rules, regulations and/or other requirements of any governmental department having jurisdiction over the construction of the Building and/or Additional Premises. Tenant shall prepare drawings in accordance with pre-existing conditions and field measurements.
          (e) Landlord’s review of Tenant’s Plans is solely to protect the interests of Landlord in the Building and the Additional Premises, and Landlord shall be neither the guarantor of, nor responsible for, the correctness or accuracy of Tenant’s Plans, or the compliance of Tenant’s Plans with applicable requirements of any governmental authority. Landlord’s review and approval of any submissions shall not be deemed to be an approval of the adequacy for any particular purpose or system capacity or the cost of the Tenant Improvements.
          (f) Tenant shall reimburse Landlord for the reasonable, actual out-of-pocket costs incurred by Landlord to third parties for the review of all submissions submitted pursuant to this Exhibit C.
     2. (a) Tenant shall, at its sole cost and expense, in accordance with the terms and conditions of this Exhibit C, be responsible for the construction of the Demising Work and all improvements and alterations necessary to prepare the Additional Premises to conform with Tenant’s Plans (collectively, the “Tenant Improvements”). After completion of Tenant’s Plans,

Tenant shall submit Tenant’s Plans to the appropriate governmental body for plan checking and a building permit. Tenant shall deliver a copy of the building permit to Landlord prior to the commencement of construction of the Tenant Improvements. Tenant shall not make any changes to Tenant’s Plans once finally approved by Landlord without Landlord’s consent.
          (b) Tenant has selected The Richmond Group as the contractor for the Tenant Improvements (the “Contractor”). A price for a construction contract based on Tenant’s Plans shall be mutually agreed upon by Tenant and the Contractor. Tenant shall enter into an agreement with the Contractor to build the Tenant Improvements, at Tenant’s sole cost and expense.
          Tenant shall deliver, or cause to be delivered, to Landlord a certificate of occupancy or certificate of completion, in form and substance reasonably satisfactory to Landlord, with respect to the Demising Work and the Additional Premises together with final and unconditional waivers of mechanic’s liens concerning the work for all labor and services performed and all material furnished in connection with the work, signed by the Contractor and all subcontractors, suppliers, and laborers involved in the work. Notwithstanding anything contained herein or in the Lease to the contrary, Landlord shall have no obligation to disburse any allowance or fund any portion of the Demising Work or other Tenant Improvements.
          (c) In the event that Tenant requests any changes to Tenant’s Plans, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment or appearance. All reasonable, actual out-of-pocket costs and expenses associated with any such changes and paid by Landlord to third parties, including without limitation reimbursement to Landlord for its reasonable, actual out-of-pocket costs for the review of such changes, shall be borne exclusively by Tenant.
     3. (a) Before beginning the Demising Work or any other Tenant Improvements, Tenant shall pay for and deliver to Landlord policies and certificates of insurance in amounts and with such companies as shall be reasonably satisfactory to Landlord, such as, but not limited to Public Liability, Property Damage and Workmen’s Compensation, to protect Landlord and Tenant during the period of performing the Tenant Improvements. Landlord and the Contractor shall be named as insured parties in such policies or certificates of insurance and the same shall remain in effect during the period of the performance of the Tenant Improvements.
          (b) All of the Demising Work and other Tenant Improvements shall be in accordance with the rules and regulations of any governmental department or bureau having jurisdiction thereover and shall not conflict with, or be in violation or cause any violation of, Landlord’s basic Building plans and/or the construction of the Building, and all the Tenant Improvements shall be completed free of all liens and encumbrances. All permits which may be required by Tenant for the Demising Work and Tenant Improvements shall be procured and paid for by Tenant or, if Landlord shall deem the same advisable, Landlord may procure such permits and Tenant shall pay for the same. No plans and/or specifications required to be filed by Tenant pursuant to any Demising Work or work contemplated to be performed by it within the Additional Premises shall be filed or submitted to any governmental authority having jurisdiction thereover without first having obtained Landlord’s approval of same.
          (c) Upon completion of the Demising Work and other Tenant Improvements, Tenant will remove all debris and excess materials from the Building, the

C-2

Additional Premises and any other premises in which such debris or excess materials may have been placed.
          (d) The labor employed by Tenant or the Contractor shall always be harmonious and compatible with the labor employed by Landlord or any contractors or sub-contractors of Landlord. Should such labor be incompatible with such Landlord’s labor as shall be determined by the sole judgment of Landlord, to be exercised in good faith, Landlord may require Tenant to withdraw from the Additional Premises until the completion of work by Landlord.
          (e) In the event Tenant or the Contractor shall enter upon the Additional Premises or any other part of the Building not leased to Tenant under the Lease, as may be permitted by Landlord, Tenant shall indemnify and save Landlord free and harmless from and against any and all claims arising from or out of any entry thereon or the performance of the Demising Work and/or other Tenant Improvements and from and against any and all claims arising from or claimed to arise from any act or neglect of Tenant or Tenant’s representatives or from any failure to act, or for any other reason whatsoever arising out of said entry or such work.
          (f) Tenant Improvements which Landlord reasonably determines are specialized to Tenant’s use and occupancy of the Additional Premises including, without limitation, wiring and cabling shall, at the election of Landlord, either (1) be removed by Tenant at its expense before the expiration or earlier termination of the term of the Lease or (2) remain upon the Additional Premises and be surrendered therewith without disturbance, molestation or injury upon the expiration or earlier termination of the Lease. If Landlord requires the removal of all or part of the specialized Tenant Improvements, Tenant, at its expense, shall repair any damage to the Additional Premises or the Building caused by such removal. If Tenant fails to remove any specialized Tenant Improvements upon Landlord’s request, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.
          4. Tenant accepts the Additional Premises in its “as is” condition and acknowledges that it has had an opportunity to inspect the Additional Premises.
          5. Tenant hereby authorizes John Palmieri as Tenant’s representative to act on its behalf and represent its interests with respect to all matters which pertain to the construction of the Demising Work and other Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters. Landlord hereby authorizes Joe Maguire and Jeff McComish, each acting individually, to be Landlord’s representative in connection with construction of the Demising Work and other Tenant Improvements. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of the Landlord is authorized to do so, and any costs, expenses liabilities or obligations incurred or paid by Tenant in reliance on the discretion of any such other person shall be Tenant’s sole responsibility.
          6. In the event of a conflict between the terms and provisions of the Lease and the terms and provisions of this Exhibit C, the terms and provisions of this Exhibit C shall control.

C-3

CONSENT OF GUARANTOR
     The undersigned, Palm, Inc., formerly known as PalmOne, Inc., a Delaware corporation with an address of 400 North McCarthy Boulevard, Milpitas, CA 95035, the Guarantor under that certain Guaranty made on September 26, 2003 (the “Guaranty”) with respect to that certain Lease dated as of September 26, 2003, as amended by a First Amendment to Lease dated March 16, 2006 (as so amended, the “Lease”) between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant), hereby consents to the within Second Amendment to Lease to which this Consent of Guarantor is attached. The undersigned acknowledges that the term “Lease” as used in the Guaranty shall refer to the Lease as defined above and as amended by the within Second Amendment to Lease, provided, however, that Guarantor’s liabilities and obligations pursuant to the Guaranty shall remain limited pursuant to the Third Amendment (as defined in the Guaranty) as such Third Amendment is affected by the Fourth Amendment to Lease dated April 11, 2005 between Three Hundred Third Street LLC as landlord and PalmOne, Inc as tenant and the Fifth Amendment to Lease dated March 16, 2006 between Landlord and Guarantor.
     This Consent of Guarantor is given as of the 30 day of June, 2009.

Palm, Inc., a Delaware corporation
By:	/s/ Doug Jeffries
	Name:	Doug Jeffries
	Title:	SVP & CFO